Exhibit 10.31

GENSTAR CAPITAL, LLC

FOUR EMBARCADERO CENTER, SUITE 1900

SAN FRANCISCO, CA 94111

TELECOPY:  415-834-2383

August 18, 2006

OnCURE Medical Corp.

610 Newport Drive, Suite 350

Newport Beach, California 92660

Re:                               Advisory Services Agreement (this “Agreement”)

Gentlemen:

This letter serves to confirm our retention by OnCURE Medical Corp., a Delaware corporation (the “Company” or “you”), to provide management, consulting and financial services to the Company, as follows:

1.                                       Effectiveness; Advisory Services.  This Agreement shall become effective upon the Closing (as defined below).  The Company has retained Genstar Capital, LLC (“Genstar” or “us”), and we hereby agree to accept such retention, to provide to the Company, when and if called upon, with certain management, business strategy, consulting and financial services of the type customarily performed by us.

2.                                       Closing Fee.  In consideration of services provided by us in connection with the consummation of the transactions contemplated in the Agreement and Plan of Merger, dated as of July 5, 2006, by and among the Company, OnCure Holdings, Inc, a Delaware corporation (“Holdings”), OnCure Acquisition Sub, Inc., a Delaware corporation, and the subject stockholders signatory thereto (the “Merger Agreement”) (the “Closing”), the Company shall pay to us a fee equal to $5,000,000 concurrently with the closing of the transactions contemplated in the Merger Agreement and shall reimburse us for our expenses incurred in connection therewith pursuant to Section 3(b) below.

3.                                       Fees and Expenses.

(a)                                  Fees.  In consideration for the services provided by us hereunder, the Company shall pay to us a management fee of $1,500,000 per annum (the “Management Fee”).  The Management Fee shall be payable in quarterly installments in arrears on the last day of each calendar quarter (i.e., the last day of March, June, September and December of each such year).  Such quarterly payments shall be (i) subject to withholding as required by applicable law and (ii) pro rated for partial periods based on the actual number of days during such calendar quarter that we were retained hereunder.

(b)                                 Expenses.  In addition to our Management Fee, we will separately bill our reasonable expenses, including travel, legal, accounting and other expert, auto, cell phone and entertainment expenses incurred in connection with the transactions contemplated by the Merger Agreement and our service to the Company.  The Company agrees to reimburse us, upon request (accompanied by reasonable supporting documentation) made from time to time, for such expenses.

(c)                                  In the event a Transaction (as defined below) is consummated, the Company agrees to pay us an advisory fee equal to one and one-half percent (1.5%) of the Aggregate Consideration (as defined below) in connection with the Transaction (the “Advisory Fee”).  The Advisory Fee will be fully earned on the date of closing of the Transaction and shall be payable by the Company to Genstar in cash on the date of closing.

(d)                                 For purposes of this Agreement, a “Transaction” shall mean (i) the consummation of any transaction involving the direct or indirect acquisition by the Company (whether in one or a series of transactions) of all or a substantial amount of the assets or the capital stock or other equity interests of another entity, as well as any merger, recapitalization, restructuring or liquidation of another entity by its current owners, a third party or any combination thereof, or any other form of disposition which results in the effective sale of the principal business and operations of the entity by its current owners to the Company (a transaction described in this clause (i), an “Acquisition”), or (ii) the consummation of any transaction involving the direct or indirect disposition by the Company (whether in one or a series of transactions) of all or a substantial amount of its assets, equity interests or capital stock, as well as any merger, recapitalization, restructuring or liquidation of the Company (directly or indirectly) by its current owners, a third party or any combination thereof, or any other form of disposition which results in the effective sale of the principal business and operations of the Company by its current owners to another entity (a transaction described in this clause (ii), a “Disposition”), in the case of (i) and (ii) involving Aggregate Consideration in excess of $10,000,000.

For purposes of this Agreement, “Aggregate Consideration” shall mean (i) in connection with an Acquisition, the total fair market value (at the time of closing) of all consideration (including cash and all debt remaining on the acquired entity’s financial statements immediately prior to closing and other indebtedness assumed by the Company in connection with such Acquisition) paid or payable, or otherwise to be distributed, directly or indirectly, by the Company at the closing in connection with such Acquisition, but excluding all contingent consideration (including any earnouts or notes issued by the Company in connection with such Acquisition) and (ii) in connection with a Disposition, the total fair market value (at the time of closing) of all consideration (including cash and all debt remaining on the Company’s financial statements immediately prior to closing and other indebtedness assumed by the purchaser in connection with such Disposition) paid or payable, or otherwise to be distributed, directly or indirectly, to the Company or its stockholders at the closing in connection with such Disposition, but excluding all contingent consideration (including any earnouts or notes issued by the purchaser in connection with such Disposition).

4.                                       Term.  This Agreement shall continue in effect from year to year unless amended or terminated in accordance with this Agreement.  This Agreement shall terminate automatically upon the completion of an underwritten public offering of the common stock of the Company or Holdings pursuant to a registration statement under the Securities Act of 1933, as amended, which has been declared effective by the Securities and Exchange Commission.  This Agreement may be terminated, and payment hereunder may be waived or reduced:  (a) by the mutual consent of the parties hereto or (b) by us for any reason at any time.  Termination of this Agreement shall be without liability or continuing obligation to the Company or us, except for any compensation earned and expenses incurred by us to the date of termination and provided that Attachment A (and any other provisions that by their nature continue to have effect following any such termination) will remain operative regardless of any such termination.

5.                                       Subordination.  The payment of any amounts pursuant to this Agreement, including any Advisory Fee, the Management Fee and any amounts owed in respect of any indemnification obligations, shall be subject to the terms and conditions of (a) the Subordination and Intercreditor Agreement by and among Holdings, the Company, CDPQ Investments (U.S.) Inc. (“CDPQ”), Ares Capital Corporation (“Ares”), Merrill Lynch Capital (“Merrill”) and the other parties thereto, (b) the Subordination Agreement by and among Genstar, CDPQ, Ares and the subsidiaries of the Company party thereto, (c) the Subordination Agreement by and among Genstar, Merrill, the Company and the subsidiaries of the Company party thereto, in each case dated as of the date hereof, and (d) all other subordination agreements, intercreditor agreements, consent and similar agreements involving, the Company and any of its subsidiaries, Holdings, Merrill or Ares and CDPQ and any holder of indebtedness of the Company or any of its subsidiaries, whether entered into on or prior to the date hereof or from time to time hereafter, together with all modifications, amendments and restatements of any of the foregoing, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof.

6.                                       Indemnification.  The Company agrees to indemnify us and certain other Indemnified Persons (as defined therein) as provided on Attachment A, which forms an integral part of this Agreement.

7.                                       Disclosure.  Any advice or opinions provided by us may not be disclosed or referred to publicly or to any third party (other than the Company’s legal, tax, financial or other advisors), except in accordance with our prior written consent.

8.                                       Assignment.  We shall act as an independent contractor, with duties solely to the Company.  The provisions hereof shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns.  Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns, and, to the extent expressly set forth herein, the Indemnified Persons, any rights or remedies under or by reason of this Agreement.  Without limiting the generality of the foregoing, the parties acknowledge that nothing in this Agreement, expressed or implied, is intended to confer on any present or future holders of any securities of the Company or its subsidiaries or affiliates, or any present or future creditor of the Company or its subsidiaries or affiliates, any rights or remedies under or by reason of this Agreement or any performance hereunder.

9.                                       Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of law that would result in the application of any law other than the law of the State of Delaware.  Jurisdiction and venue shall be exclusive to the state and federal courts located in San Francisco, California and the parties hereby consent to the jurisdiction of such courts.

10.                                 Severability.  If any term or provision of this Agreement or the application thereof shall, in any jurisdiction and to any extent, be invalid and unenforceable, such term or provision shall be ineffective, as to such jurisdiction, solely to the extent of such invalidity or unenforceability without rendering invalid or unenforceable any remaining terms or provisions hereof or affecting the validity or enforceability of such term or provision in any other jurisdiction.  To the extent permitted by applicable law, the parties hereto waive any provision of law that renders any term or provision of this Agreement invalid or unenforceable in any respect.

11.                                 WAIVER.  EACH OF THE COMPANY AND US WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) RELATED TO OR ARISING OUT OF OUR RETENTION PURSUANT TO, OR OUR PERFORMANCE OF THE SERVICES CONTEMPLATED BY THIS AGREEMENT.

12.                                 Amendment.  This Agreement may be amended, modified or supplemented only by a written instrument executed by the Company and us, except to the extent prohibited by any debt financing arrangement of the Company, Holdings, or any of their respective subsidiaries, including but not limited to the Second Amended and Restated Credit Agreement, dated as of August 18, 2006, among OnCure Acquisition Sub, Inc., the Company and all of its direct and indirect subsidiaries, Merrill Lynch Capital and the financial institutions from time to time party thereto, and Holdings, and the Note Purchase Agreement, dated as of the date hereof, by and among the Company, Holdings, CDPQ, Ares and the other parties thereto.  The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

13.                                 No Third Party Obligations.  Notwithstanding any provision hereof, none of our obligations under this Agreement shall be an obligation of our or our affiliates’ officers, directors, members, limited partners or general partners (or of any officer, director, member, limited partner or general partner of any member, limited partner or general partner of any of the foregoing entities).  Any such liability or obligation arising out of this Agreement shall be limited to and satisfied only out of our assets.

[Signature Page Follows]

If the foregoing sets forth the understanding between us, please so indicate on the enclosed signed copy of this letter in the space provided therefor and return it to us, whereupon this letter shall constitute a binding agreement among us.

Sincerely,

GENSTAR CAPITAL, LLC

By:	/s/ Robert J. Weltman
	Name:	Robert J. Weltman
	Title:	Managing Director

Agreed to and Accepted as of the date first written above:

OnCURE Medical Corp.

By:	/s/ Richard N. Zehner
	Name:	Richard N. Zehner
	Its:	Chief Executive Officer

SIGNATURE PAGE TO

GENSTAR ADVISORY SERVICES AGREEMENT

ATTACHMENT A

Terms of Indemnity

This Attachment A is attached to and forms an integral part of that certain letter dated August 18, 2006 from us, Genstar Capital, LLC, to you, OnCURE Medical Corp. (the “Engagement Letter”).

In consideration of our agreement to provide you with certain services as set forth in the Engagement Letter, you agree to indemnify and hold harmless us and our affiliates and our and their respective officers, directors, members, limited partners, general partners, employees and agents and each other person, if any, controlling us or any of our affiliates (each such person, including ourselves, being an “Indemnified Person”) from and against any claim, demand, liability, loss, damage (including consequential damages), injury, settlement, award, fine, penalty, tax, deficiency, assessment, judgment and remediation related to, or arising out of, our engagement by you pursuant to, and our performance of services as contemplated by, the Engagement Letter and you will reimburse each Indemnified Person for all costs, fees and expenses (including reasonable fees and expenses of counsel) as they are incurred in connection with investigating, preparing, pursuing or defending any action, claim, suit, investigation or proceeding arising therefrom, whether or not pending or threatened and whether or not any Indemnified Person is a party.  You also agree that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your security holders or creditors related to or arising out of our engagement pursuant to, and our performance of services as contemplated by, the Engagement Letter, except for any such liability for losses, claims, damages or liabilities incurred by you that are finally judicially determined to have resulted from the bad faith or gross negligence of such Indemnified Person.

You will not, without our prior written consent, settle, compromise, consent to the entry of judgment in or otherwise seek to terminate any action, claim, suit or proceeding in respect of which indemnification or reimbursement may be sought hereunder (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination includes a release of each Indemnified Person from any liabilities arising out of such action, claim, suit or proceeding.  No Indemnified Person seeking indemnification, reimbursement or contribution under this agreement will, without your prior written consent, settle, compromise, consent to the entry of judgment in or otherwise seek to terminate any action, claim, suit, investigation or proceeding referred to in the preceding paragraph.

If the indemnification or reimbursement provided for in the second paragraph of this Attachment A is judicially determined to be unavailable (other than in accordance with the terms hereof) to an Indemnified Person, in respect of any claim, demand, liability, loss, damage (including consequential damages), injury, settlement, award, fine, penalty, tax, deficiency, assessment, judgment, remediation, costs, and fees and expenses referred to herein, then, in lieu of indemnifying or reimbursing such Indemnified Person hereunder, you shall contribute to the amount paid or payable by such Indemnified Person as a result of any such claim, demand, liability, loss, damage (including consequential damages), injury, settlement, award, fine, penalty, tax, deficiency, assessment, judgment, remediation, costs, and fees and expenses (i) in such proportion as is appropriate to reflect the relative benefits to you, on the one hand, and us, on the other hand, of a transaction with respect to which services are rendered under the Engagement Letter (whether or not such transaction is consummated), or (ii) if (but only if) the allocation provided by clause (i) above is not available, in such proportion as is appropriate to reflect not only the relative benefits referred to in such clause (i) but also the relative fault of each of you and us, as well as any other relevant equitable considerations, provided however, in no event shall our aggregate contribution to the amount paid or payable exceed the aggregate amount of fees actually received by us for the specific transaction with respect to which the services in question under the Engagement Letter are rendered.  For purposes of this agreement, the relative benefits to us and you of such a transaction shall be deemed to be in the same proportion as (a) the total value paid or contemplated to be paid or received or contemplated to be received or paid by you or your shareholders, as the case may be, in such transaction(s) or services that are the subject of the Engagement Letter, whether or not any such transaction is consummated, bears to (b) the related fees paid or to be paid to us under the Engagement Letter.

The indemnification and reimbursement contained herein in no way limits any other indemnification or reimbursement to which we or our affiliates are entitled pursuant to any other agreements.

The provisions of this Attachment A shall apply to any services provided under the Engagement Letter and any modifications thereof, and shall remain in full force and effect regardless of any termination or the completion of our services under the Engagement Letter.

Agreed to and Accepted as of the date first written above:

OnCURE Medical Corp.

By:	/s/ Richard N. Zehner
	Name:	Richard N. Zehner
	Its:	Chief Executive Officer